                                                                    EXHIBIT 2.3


                         AGREEMENT OF PURCHASE AND SALE
                          AND JOINT ESCROW INSTRUCTIONS


         This Agreement of Purchase and Sale and Joint Escrow Instructions ("AGREEMENT") is dated for reference purposes only as of the 1st day of December, 1998, and made and entered into by and between Children's Comprehensive Services of California, a California corporation ("BUYER"), and BMB Enterprises, a California general partnership ("SELLER"), with respect to the following:

                                    RECITALS

         A. Seller desires to sell and convey to Buyer all of Seller's right, title and interest in and to the following:

            (1) That certain real property located at 17241 Van Buren Boulevard, in the City of Riverside, County of Riverside, State of California, consisting of approximately 1.38 acres of land, which is depicted on Exhibit "A" attached hereto ("LAND") and more particularly described on Exhibit "B" attached hereto, and all improvements located thereon ("IMPROVEMENTS");

            (2) All rights, privileges, easements, and appurtenances benefiting the Land and the Improvements, including, without limitation, all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the "REAL PROPERTY"); and

            (3) All of Seller's interest in any intangible property used or useful in connection with the foregoing, including, without limitation, all "LEASES," "IMPROVEMENT PLANS" and "CONTRACTS" (as those terms are defined in Paragraphs 7.1.2(ii) and (iii), respectively, hereof), contract rights, warranties, guaranties, licenses, permits, entitlements, governmental approvals, and certificates of occupancy which benefit the Real Property ("INTANGIBLE PERSONAL PROPERTY") (with the Real Property and the Intangible Personal Property sometimes collectively hereinafter referred to as the "PROPERTY").

         B. Seller desires to sell the Property to Buyer, and Buyer desires to purchase, the Property from Seller upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree that the terms and conditions of this Agreement and the instructions to Chicago Title Company ("ESCROW HOLDER") with regard to the escrow ("ESCROW") created pursuant hereto are as follows:

              1. Purchase and Sale. Seller hereby agrees to sell the Property to Buyer, and Buyer hereby agrees to purchase the Property from Seller, upon the terms and conditions herein set forth.



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                  2. Purchase Price. The purchase price ("PURCHASE PRICE") for the Property shall be Two Million Five Hundred Thousand Dollars ($2,500,000) plus an amount (the "PAYOFF AMOUNT") equal to the total sums required to pay off all outstanding principal and accrued interest under that certain promissory note in the original amount of $1,056,000 between Seller and Provident Savings Bank, FSB dated September 13, 1994 (the "INDEBTEDNESS"), secured by that certain deed of trust between Seller as trustor and Provident Financial Savings Bank, FSB, as beneficiary, dated September 13, 1994, and recorded September 29, 1994, as document number 377621 (the "EXISTING TRUST DEED"), it being specifically understood by the parties, however, that in no event shall such Payoff Amount exceed the sum of One Million Dollars ($1,000,000).

                  3. Payment of Purchase Price. The Purchase Price for the Property shall be payable by Buyer as follows:

                     3.1 Deposit. Upon "OPENING OF ESCROW" (as that term is defined in Paragraph 4.1 hereof), Buyer will deposit with Escrow Holder, in cash or by certified or bank cashier's check made payable to Escrow Holder, or a confirmed wire transfer of funds (alternatively, "CASH"), the sum of One Hundred Twenty-Five Thousand Dollars ($125,000) (the "DEPOSIT"). The Deposit shall be invested by Escrow Holder in an interest bearing account acceptable to Buyer with the Deposit and all interest accruing thereon credited to the Purchase Price or released to Buyer at its election.

                     3.2 Real Estate Note and Deed of Trust. A purchase money first deed of trust ("DEED OF TRUST") to record at "CLOSE OF ESCROW" (as that term is defined in Paragraph 4.2 hereof), executed by Buyer securing a promissory note ("REAL ESTATE NOTE") for Two Million Three Hundred Seventy-Five Thousand Dollars ($2,375,000) in favor of Seller, or order, payable at Post Office Box 2278, Riverside, California 92516, or at place designated by the beneficiary, with interest from the date hereof at the rate of six percent (6.0%) per annum, with principal and interest payable quarterly in arrears from the date hereof and continuing quarterly thereafter for three (3) years, at which time the unpaid principal balance and any accrued interest thereon shall be due and payable in full. In addition to such quarterly payments of principal and interest, if, in Buyer's good faith belief, Buyer is entitled to indemnification, reimbursement, or payment from Seller hereunder or as provided otherwise under the "STOCK PURCHASE AGREEMENT," (as that term is defined in Paragraph 7.1, below) then in addition to any other remedies which Buyer may have available to it, Buyer shall have the right to set off the entire amount thereof against the amounts, if any, which Buyer shall owe at such time or from time to time thereafter to Seller under the Real Estate Note. The Real Estate Note shall be in the form of, and upon the terms contained in, Exhibit "C" hereto. The Deed of Trust shall be in the form of, and upon the terms contained in, Exhibit "D" hereto. At the Close of Escrow, the principal amount of the Real Estate Note shall be applied and credited toward the payment of the Purchase Price.


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                     3.3 Payoff Amount and Other Closing Funds. On or before the
Close of Escrow, Buyer shall deposit or cause to be deposited with Escrow
Holder, the Payoff Amount and an additional amount of Cash such that the sum of the Deposit, the Real Estate Note, the Payoff Amount and such Cash equals the Purchase Price plus Buyer's share of closing costs, prorations, and charges payable pursuant to this Agreement and minus the amount of any payments by Buyer for and on behalf of Seller of any of Seller's share of closing costs, prorations, and charges payable pursuant to this Agreement.

                  4. Escrow.

                     4.1 Opening of Escrow. For purposes of this Agreement, the Escrow shall be deemed opened on the date Escrow Holder receives a fully executed original or originally executed counterparts of this Agreement from both Buyer and Seller (such date being referred to hereinafter as the "OPENING OF ESCROW"). Escrow Holder shall notify Buyer and Seller in writing of the date Escrow is opened. Buyer and Seller agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions of Escrow Holder or other instruments as may reasonably be required by Escrow Holder in order to consummate the transaction contemplated by this Agreement. Any such supplemental instructions shall not conflict with, amend or supersede any portions of this Agreement, except as otherwise provided herein. If there is any conflict or inconsistency between such supplemental instructions and this Agreement, then this Agreement shall control.

                     4.2 Close of Escrow. For purposes of this Agreement, the "CLOSE OF ESCROW" shall be the date that the grant deed, the form of which is attached hereto as Exhibit "E" ("GRANT DEED"), conveying the Property to Buyer, is recorded in the Official Records of Riverside County, California ("OFFICIAL RECORDS"). Unless extended in writing by Buyer and Seller or unless extended pursuant to the terms and provisions of Paragraph 7.1.2 hereof, the Close of Escrow shall occur on the first business day following the satisfaction or waiver of all conditions to the obligations of the parties to the Stock Purchase Agreement ("CLOSING DATE"). Seller shall deliver possession of the Property to Buyer upon the Close of Escrow, subject only to the "APPROVED CONDITION OF TITLE" (as that term is defined in Paragraph 5 hereof).

                  5. Condition of Title. It shall be a condition to the Close of Escrow for Buyer's benefit and a covenant of Seller that title to the Property be conveyed to Buyer by Seller by the Grant Deed subject only to the following approved condition of title ("APPROVED CONDITION OF TITLE"):

                         (a) a lien to secure payment of real estate taxes, not
delinquent;

                         (b) the lien of supplemental taxes assessed pursuant to
Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code ("CODE"), but only to the extent that such supplemental taxes are attributable to the transaction contemplated by this Agreement. Seller shall be responsible for, and shall indemnify, protect, defend (with counsel chosen by Buyer) and hold harmless Buyer and the Property from and against any and all supplemental taxes assessed pursuant to the Code, to the extent that such taxes relate to events (including, without



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limitation, any changes in ownership and/or new construction) occurring on or prior to the Close of Escrow;

                         (c) matters affecting the Property which are created by
or with the written consent of Buyer; and

                         (d) exceptions which are disclosed by the "REPORT" (as that term is defined in Paragraph 7.1.1 hereof) and which are approved by Buyer in accordance with said Paragraph 7.1.1 ("PERMITTED EXCEPTIONS").

                     Seller covenants and agrees that during the term of the Escrow, it will not cause or permit title to the Property to differ from the Approved Condition of Title described in this Paragraph 5. Any liens, encumbrances, encroachments, easements, restrictions, conditions, covenants, rights, rights-of-way, or other matters affecting the Approved Condition of Title which may appear of record or be revealed after the date of the Report shall also be subject to Buyer's approval and must be eliminated or ameliorated by Seller to Buyer's sole, absolute, and subjective satisfaction prior to the Close of Escrow.

                  6. Title Policy. Title shall be evidenced by the issuance by Chicago Title Company in its capacity as title insurer ("TITLE COMPANY") of its ALTA Extended Coverage (Form B-1970) Owner's Policy of Title Insurance ("TITLE POLICY") in the amount of the Purchase Price, showing title to the Property vested in Buyer or its title nominee as provided in Paragraph 20 hereof and subject only to the Approved Condition of Title.

                  7. Conditions to Close of Escrow.

                     7.1 Conditions to Buyer's Obligations. The Close of Escrow and Buyer's obligation to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Buyer's benefit (or Buyer's written waiver thereof, it being agreed that Buyer may waive in writing any or all of such conditions) on or prior to the dates designated below for the satisfaction of such conditions. Notwithstanding anything in this Agreement to the contrary, it is expressly agreed by and between the parties that Buyer's obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of all conditions to the obligations of the parties set forth in that certain Stock Purchase Agreement ("STOCK PURCHASE AGREEMENT"), dated currently herewith, by and between Buyer on the one hand and William M. Bosic, Donald J. Bosic, Joseph
C. McCoy, and Somerset, Incorporated, a California corporation, on the other hand.

                         In the event that Buyer terminates this Agreement
pursuant to the terms of this Paragraph 7.1, or Buyer terminates the Stock Purchase Agreement pursuant to Article X thereof, or Buyer disapproves any of the matters set forth in this Paragraph 7.1, or one or more of the following conditions to Buyer's obligations to acquire the Property has not been satisfied or waived on or before the Close of Escrow, the Escrow created pursuant hereto shall terminate and Buyer shall be entitled to the return of the Deposit together with all interest accrued thereon.




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                         7.1.1 Title. Buyer shall have approved the legal
description of the Land and any matters of title as disclosed by the following documents (collectively, "TITLE DOCUMENTS"), which are to be obtained by Seller or Buyer and delivered to Buyer; all at Seller's sole cost and expense: (A) a standard preliminary title report issued by Title Company with respect to the Real Property, as such report may be amended or supplemented from time to time to reflect additional title matters or survey exceptions ("REPORT"); (B) legible copies of all documents, whether recorded or unrecorded, referred to in the Report; and (C) an ALTA survey of the Real Property prepared by a licensed engineer or surveyor acceptable to Buyer in Buyer's sole discretion ("SURVEY"). Buyer acknowledges that Buyer has received the Title Documents.

                               Buyer shall have until the expiration of the
Contingency Period (defined below) to give Seller and Escrow Holder written notice ("BUYER'S TITLE NOTICE") of Buyer's disapproval or conditional approval of the legal description or any matters shown in or disclosed by the Title Documents.

                               If Buyer disapproves or conditionally approves
any of the foregoing matters, Seller may, within five (5) calendar days after its receipt of Buyer's Title Notice, elect to eliminate or ameliorate to Buyer's sole satisfaction such disapproved or conditionally approved matters. Within such five (5) calendar day period, Seller shall give Buyer written notice (which shall hereinafter be referred to as "SELLER'S TITLE NOTICE") of those disapproved or conditionally approved matters, if any, which Seller covenants and agrees to either eliminate from the Title Policy as exceptions to title to the Property or to ameliorate to Buyer's satisfaction by the Closing Date as a condition to the Close of Escrow for Buyer's benefit. If Seller does not elect in Seller's Title Notice to eliminate or ameliorate any disapproved or conditionally approved matters as provided above, or if Buyer disapproves, in Buyer's discretion, Seller's Title Notice, then Buyer shall have the right, by a writing delivered to Seller and Escrow Holder prior to the Closing Date, to: (A) waive its prior disapproval, in which event said disapproved matter(s) shall be deemed Permitted Exceptions, or (B) terminate this Agreement and the Escrow created pursuant hereto and the Deposit and all interest earned thereon shall be returned to Buyer. Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby disapproves all liens evidencing monetary encumbrances (other than liens for non-delinquent real property taxes and the Indebtedness) and Seller agrees to cause all such liens (other than liens for non-delinquent real property taxes and the Indebtedness) to be eliminated at Seller's sole cost and expense (including all prepayment penalties and charges) prior to or concurrently with the Close of Escrow.

                         7.1.2 Review and Approval of Documents and Materials.
Seller shall have delivered or caused to be delivered to Buyer on or before the opening of Escrow the documents and materials respecting the Property set forth below which are in Seller's possession or control or are reasonably available to Seller ("DOCUMENTS AND MATERIALS"). From the Opening of Escrow until and up through the Closing ("CONTINGENCY PERIOD"), Buyer shall have the right to review and approve or disapprove, in its sole and absolute discretion, any or all of the Documents and Materials.

                                  (i) Leases. Copies of any and all leases and
amendments thereto, with respect to the Property ("LEASES") and copies of any and all documents, agreements, and other writings referenced therein affecting the Leases



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                                  (ii) Zoning Compliance; Permits. Evidence that
the Property complies with any and all applicable governmental ordinances, rules and regulations, including, but not limited to, zoning and building regulations, and any and all other governmental approvals (such as approved building permits, building inspection approvals) and/or authorizations pertaining to the Property (collectively "PERMITS").

                                  (iii) Improvement Plans. Complete "as-built"
plans, drawings and specifications, if any, relating to all of the Improvements (collectively "IMPROVEMENT PLANS");

                                  (iv) Agreements. Legible copies of any and all
insurance policies, construction contracts, reciprocal easement agreements, if any, utility will-serve letters and any other contracts or agreements affecting or relating to the ownership, operation, maintenance, construction or development of the Property, (collectively, "CONTRACTS");

                                  (v) Schedule of Expenses. A schedule
reflecting any and all expenses for the ownership, operation, and maintenance and repair of the Property for twelve (12) month period ended December 31, 1997, and for the eleven (11) month period ended November 30, 1998, which schedule shall include, without limitation: (1) annual insurance premiums for all forms of coverage; (2) real property taxes and assessments; and (3) utility charges, management fees, and maintenance and repair costs;

                                  (vi) Tax Statements. Legible copies of the
bills for all real property taxes, assessments or other charges and all personal property taxes payable with respect to the Property, or any portion thereof for the past three (3) tax years;

                                  (vii) Soils and Engineering Reports. All
existing and available soils, environmental and building reports and engineering data pertaining to the Real Property or any portion thereof and any and all architectural studies, grading plans, topographical maps and similar data respecting the Real Property;

                                  (viii) Maps. Any and all tentative, parcel
and/or final maps and any other governmental approved or processed documents relative to the subdivision of the Land ("MAPS");

                                  (ix) Miscellaneous. Such other documents in
Seller's possession or control which relate to the Property which Buyer shall request.

                          7.1.3 Inspections and Studies. On or before the
expiration of the Contingency Period, Buyer shall have the right to approve or disapprove, in Buyer's sole discretion, the results of any and all inspections, surveys, investigations, tests and studies, including, without limitation, investigations with regard to zoning, building codes and other governmental regulations, architectural inspections, engineering tests, economic feasibility studies and soils, seismic and geologic reports, as well as toxic and environmental studies and reports with respect to the Property, inspections and surveys of all or any portion of the Improvements (including, without limitation,



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public utilities), and any other physical inspections and/or investigations as
Buyer may elect to make or obtain.

                         During the term of this Escrow, Buyer shall be afforded
access by Seller to review Seller's books and records relating to the Property, and Buyer, its agents, consultants, contractors and subcontractors shall have the right to enter upon the Property to conduct or make any and all inspections, surveys and tests (including, without limitation, soil and environmental assessments of the Real Property) as may be necessary or desirable in Buyer's sole discretion.

                  7.1.4 Representation, Warranties, and Covenants of Seller. Seller shall have duly performed each and every covenant and agreement to be performed by Seller pursuant to this Agreement and Seller's representations, warranties, and covenants set forth herein shall be true and correct as of the Closing Date.

                  7.1.5 No Material Changes. At the Closing Date, there shall have been no material changes in the physical or financial condition of the Property from and after the Opening of Escrow.

              7.2 Condition to Seller's Obligations. For the benefit of Seller, the Close of Escrow shall be conditioned upon the performance by Buyer of all of the obligations required by the terms of this Agreement to be performed by Buyer (or Seller's waiver thereof, it being agreed that Seller may waive such condition).

          8. Deposits by Seller. At least one (1) business day prior to the Close of Escrow, Seller shall deposit or cause to be deposited with Escrow Holder the following documents and instruments:

                  (i) Grant Deed. The Grant Deed conveying the Real Property to Buyer or its title nominee, as provided in Paragraph 20 hereof, duly executed as appropriate by Seller, acknowledged and in recordable form in the form attached hereto as Exhibit "E";

                  (ii) Reconveyance of the Existing Trust Deed. A Reconveyance of the Existing Trust Deed (the "RECONVEYANCE") executed by Provident Savings Bank, FSB, which Reconveyance Escrow Holder is instructed to record immediately prior to recordation of the Grant Deed;

                  (iii) Leases. The original Leases;

                  (iv) Contracts. Any and all original contracts affecting the maintenance, repair, improvement, and/or development of the Property approved by Buyer in accordance with Paragraph 7.1.2 hereof ("CONTINUING CONTRACTS");

                  (v) Assignment of Contracts. An Assignment of Contracts ("ASSIGNMENT OF CONTRACTS"), duly executed by Seller, the form of which is attached hereto as


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Exhibit "F", pursuant to which Seller assigns to Buyer all of Seller's right, title, and interest in and to the Continuing Contracts;

                  (vi) Assignment of Leases. An Assignment of Leases ("Assignment of Leases"), duly executed by Seller, the form of which is attached hereto as Exhibit "G," pursuant to which Seller assigns to Buyer all of Seller's right, title, and interest in and to the Leases;

                  (vii) Transferor's Certification of Non-Foreign Status. Transferor's Certification of Non-Foreign Status in the form attached hereto as Exhibit "H", duly executed by Seller ("FIRPTA CERTIFICATE");

                  (viii) Permits, Entitlements and the Like. Originals and any and all building and development permits, utility will serve letters, use permits and other governmental approvals and/or entitlements relative to the Property;

                  (ix) General Assignment. A General Assignment ("GENERAL ASSIGNMENT"), duly executed by Seller, in the form attached hereto as Exhibit "I", conveying all of Seller's right, title, and interest in and to the Intangible Personal Property;

                  (x) Tenant Letter. A letter signed by Seller, addressed to each of the Tenants advising the Lessees of the sale herein to Buyer and directing that all future rent payments and other charges are to be forwarded to Buyer at an address to be supplied by Buyer; and

                  (xi) Other Instruments. Such other instruments and documents as may be required by Paragraphs 11 and 21.2 hereof.

            9. Deposits by Buyer. Buyer shall deposit or cause to be deposited with Escrow Holder the funds which are to be applied towards the payment of the Purchase Price in the amounts and at the times designated in Paragraph 3 hereof (as reduced by the prorations and credits hereinafter provided). In addition, Buyer shall deposit with Escrow Holder prior to the Close of Escrow the following documents and instruments:

                  (i) Assignment of Leases. A counterpart of the Assignment of Leases duly executed by Buyer;

                  (ii) Assignment of Contracts. A counterpart of the Assignment of Contracts duly executed by Buyer;

                  (iii) General Assignment. A counterpart of the General Assignment, duly executed by Buyer;

                  (iv) Loan Documents. An original executed Real Estate Note and Deed of Trust; and



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                  (v) Other Instruments. Such other instruments and documents as may be required in Paragraphs 11 and 21.2 herein.

           10. Costs and Expenses.

               10.1 Seller's Expenses. Seller shall be responsible and pay for:
(a) the cost and expense of the Title Policy; (b) one-half of the cost and expense of the ALTA Survey; (c) one-half of the cost and expense of the Phase I Environmental Study; (d) one-half of the escrow fee of Escrow Holder; (e) all documentary transfer taxes payable in connection with the recordation of the Grant Deed (the amount of such transfer taxes shall not be posted on the Grant Deed but shall be supplied by separate affidavit); and (f) Escrow Holder's customary charges for document drafting, recording, and miscellaneous charges. If, as a result of no fault of Buyer or Seller, Escrow fails to close, then Seller shall pay all of Escrow Holder's fees and charges.

               10.2 Buyer's Expenses. Buyer shall be responsible and pay for one-half of: (a) the cost and expense of the ALTA Survey; (b) the Phase I Environmental Study; and (c) the escrow fee of Escrow Holder.

           11. Prorations. The following prorations between Seller and Buyer shall be made by Escrow Holder computed as of the Close of Escrow:

               11.1 Taxes. Real and personal property taxes and assessments on the Property shall be prorated on the basis that Seller is responsible for (i) all such taxes for the fiscal year of the applicable taxing authorities occurring prior to the "CURRENT TAX PERIOD" (as that term is defined in this Paragraph 11.1) and (ii) that portion of such taxes for the Current Tax Period determined on the basis of the number of days which have elapsed from the first day of the Current Tax Period to the Close of Escrow, inclusive, whether or not the same shall be payable prior to the Close of Escrow. The term "CURRENT TAX PERIOD" refers to the fiscal year of the applicable taxing authority in which the Close of Escrow occurs. In the event that, as of the Close of Escrow, the actual tax bills for the year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates and assessed valuation of the previous year, with known changes, shall be used, and when the actual amount of taxes and assessments for the year or years in question shall be determinable, then such taxes and assessments will be prorated between the parties to reflect the actual amount of such taxes and assessments.

               11.2 Rentals. Rentals and other payments (other than "PERCENTAGE RENT" as that term is defined in Paragraph 11.3 hereof) and operating cost pass-throughs) payable by Lessees, licensees, concessionaires, and other persons using or occupying the Property or any part thereof, for or in connection with such use or occupancy. However, Buyer shall not be obligated to make any payment or give any credit to Seller on account of, or by reason of, any rental or other payments which are unpaid as of the Closing Date, but shall be required merely to turn over to Seller its share of the same if, as and when received by Buyer. All payments (other than Percentage Rent and operating cost pass-throughs) received by Buyer from a Lessee, licensee, concessionaire, or other person shall be applied against the most recently accrued obligation or obligations of the payor. Any rental payments received by Seller following the Closing Date shall be paid over to Buyer unless the



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tenant has specified in writing that such payment relates to a rental period occurring prior to the Closing Date.

               11.3 Percentage Rent. "PERCENTAGE RENT" and operating cost pass-throughs shall be prorated by Buyer and Seller outside of Escrow and delivered to Escrow Holder.

               11.4 Security Deposits. Buyer shall be credited and Seller shall be charged with any security deposits and advanced rentals in the nature of security deposits made by Lessees under the Leases as reflected in the Rent Roll. Buyer shall also be credited and Seller shall be charged for all operating cost pass-throughs paid by such Lessees and held by Seller in reserve for the benefit of Lessees for the repair and/or improvement of the Property;

               11.5 Utilities. Gas, water, electricity, heat, fuel, and other utilities and the operating expenses relating to the Property shall be prorated as of the Close of Escrow. If the parties are unable to obtain final meter readings as of the Close of Escrow, then such expenses shall be estimated as of the Close of Escrow on the basis of the prior operating history of the Property.

               11.6 Insurance Premiums. Premiums on all existing insurance policies if assigned to and accepted by Buyer.

               At least one (1) business day prior to the Close of Escrow, the parties shall agree upon all of the prorations to be made and submit a statement to Escrow Holder setting forth the same. In the event that any prorations, apportionments or computations made under this Paragraph 11 shall require final adjustment, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto.

           12. Disbursements and Other Actions by Escrow Holder. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the following manner:

               12.1 Prorations. Prorate all matters referenced in Paragraph 11 hereof based upon the statement (referenced in Paragraph 11 hereof) delivered into Escrow signed by the parties.

               12.2 Recording. Cause the Reconveyance, Grant Deed, the Deed of Trust, and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records in the order directed by the parties.

               12.3 Funds. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items chargeable to the account of Buyer pursuant hereto in payment of such costs and disburse the balance of such funds, if any, to Buyer.

               12.4 Notices. Mail the approved form of letter to Lessees advising them of this transaction.




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               12.5 Documents to Seller. Deliver to Seller the Real Estate Note
And counterparts of the Assignment of Leases, the Assignment of Contracts, and the General Assignment executed by Buyer;


               12.6 Documents to Buyer. Deliver to Buyer originals of the Leases, FIRPTA Certificate, counterparts of the the Assignment of Leases, Assignment of Contracts, and the General Assignment appropriately executed by Seller, and any other documents which are to be delivered to Buyer hereunder, and, when issued, the Title Policy to Buyer.

               12.6 Title Policy. Direct the Title Company to issue the Title Policy to Buyer.

           13. Covenants of Seller. Seller hereby covenants with Buyer, as follows:

               13.1 No Further Contracts. From and after the date of this Agreement, Seller shall not, without the prior written consent of Buyer, which consent Buyer may withhold in its sole discretion, enter into any maintenance contract, service contract or any other contract affecting or relating to the Property which will survive the Close of Escrow or will otherwise affect the use, operation or enjoyment of the Property after the Close of Escrow.

               13.2 Insurance. All insurance policies carried by Seller with respect to the Property and in effect as of the date of this Agreement shall remain continuously in full force and effect from the date of this Agreement through the day upon which the Close of Escrow occurs.

               13.3 No Modification of Leases or Contracts. From and after the date of this Agreement, Seller shall not amend, modify, alter or supplement any Lease or Contract which is approved by Buyer pursuant to Paragraph 7.1.2 hereof. Further, Seller hereby covenants and agrees that it shall terminate on or before the Close of Escrow any Lease or Contract which Buyer disapproves in accordance with Paragraph 7.1.2 hereof.

               13.4 Operation of Property. From the date of this Agreement until the Close of Escrow, Seller hereby covenants and agrees that it shall (i) operate and manage the Property in a first-class manner, and (ii) maintain the Property in good condition, repair and working order and in accordance with all applicable laws, ordinances, rules, and regulations affecting the Property. All Intangible Personal Property shall be conveyed to Buyer by Seller at the Close of Escrow free from any liens, encumbrances, or security interests of any kind or nature.

               13.5 No Further Encumbrance. After the date of this Agreement, Seller shall not alienate, lien, encumber, or otherwise transfer all or any portion of the Property (other than to Buyer at the Close of Escrow).

               13.6 Notification. Seller shall promptly notify Buyer of any change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller to Buyer under this Agreement materially untrue or misleading, and of any covenant of Seller under this Agreement which Seller will be incapable of performing or less likely to perform.

               13.7 Indemnification Re Encroachment. Seller hereby acknowledges that the Survey has revealed a 3.3-foot encroachment (the "ENCROACHMENT") onto real property located directly to the east of the Land by the retaining wall (the "RETAINING WALL") currently located on the east side of the Land. Seller hereby agrees, after the Close of Escrow, at its sole cost and expense, to indemnify, protect, defend (with counsel of Buyer's choice), and hold Buyer, its successors and assigns, partners, shareholders, officers and/or directors, from and against any and all claims, demands, losses, liabilities, all reasonable costs associated with the removal and/or reconstruction of the Retaining Wall, obligations, penalties, fines, actions, causes of action, judgments, suits, proceedings, costs, disbursements and expenses (including, without limitation, attorneys' and experts' reasonable fees and costs) of any kind or nature whatsoever which may at any time be imposed upon, incurred or suffered by, or asserted or awarded against, Buyer, or its successors and assigns, partners, shareholders, officers and/or directors relating to or arising from the existence of the Encroachment.

                    Notwithstanding anything in this Agreement to the contrary, this indemnification regarding the Encroachment shall survive the Close of Escrow and the recordation of the Grant Deed in perpetuity.

           14. Seller's Representations and Warranties. In consideration of Buyer entering into this Agreement and as an inducement to Buyer to purchase the Property, Seller makes the following representations and warranties, each of which is material and is being relied upon by Buyer (and the continued truth and accuracy of which shall constitute a condition precedent to Buyer's obligations hereunder):

               14.1 Authorization.

                         (i) Seller has the legal power, right, and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

                         (ii) All requisite action has been taken by Seller in
connection with the entering into of this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent of any partner, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required.

                         (iii) The individuals executing this Agreement and the instruments referenced herein for and on behalf of Seller and the partners of Seller, if any, have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.

                         (iv) This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

                         (v) Neither the execution and delivery of this
Agreement and the documents and instruments referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Seller is a party or affecting the Property.

                   14.2 Threatened Actions. There are, and at the Close of Escrow there will be, no pending actions, suits, arbitrations, claims or proceedings, at law, in equity or otherwise, affecting, or which may affect, the Leases or all or any portion of the Property or in which Seller is or will be a party by reason of Seller's ownership of the Property or interest in the Leases, including, but not limited to, judicial, municipal or administrative proceedings in eminent domain, collection actions, alleged building code violations, health and safety violations, federal, state or local agency actions regarding environmental matters, federal environmental protection agency or zoning violations, employment discrimination or unfair labor practices, or worker's compensation, personal injuries or property damages alleged to have occurred at the Property or by reason of the condition or use of or construction on the Property. Seller is not aware of the existence of any threatened or contemplated actions, claims or proceedings or of the existence of any facts which might give rise to any such actions, claims or proceedings.

                   14.3 Compliance with Law. All applicable laws, ordinances, rules, requirements, regulations, building codes and environmental rules of any governmental agency, body or subdivision thereof bearing on the Property and the construction of the Improvements have been complied with.

                   14.4 Agreements. There are no agreements (whether oral or written), affecting or relating to the right of any party with respect to the possession of the Property, or any portion thereof, which are obligations which will affect the Property or any portion thereof subsequent to the recordation of the Grant Deed, except as set forth in the Contracts provided to and approved by Buyer in accordance with Paragraph 7.1.2 hereof, or as may be reflected in the Approved Condition of Title.

                   14.5 Documents True. All documents delivered by Seller to Buyer pursuant to this Agreement are true, accurate, correct and complete copies of originals and any and all information prepared by Seller or at Seller's direction and supplied to Buyer by Seller in accordance with Paragraph 7.1.2 hereof are true, accurate, correct and complete.

                   14.6 Contracts. There are no maintenance contracts, service contracts or any other contracts (whether oral or written) affecting or relating to the Property which will survive the Close of Escrow except as set forth in the Contracts provided to and approved by Buyer in accordance with Paragraph
7.1.2 hereof. At the Close of Escrow, there will be no outstanding contracts entered into by Seller for the construction or repair of any improvements to the Real Property which have not been fully paid for, and Seller shall cause to be discharged all mechanics, and materialmen's liens arising from any labor or materials furnished to the Real Property prior to the Close of Escrow.

                    14.7 No Other Documents. The documents delivered by Seller to Buyer pursuant to Paragraph 7.1.2 hereof are all of the documents known by Seller to exist relative to the use, ownership, maintenance, management, and construction on or of the Property. Seller has not assigned its rights thereunder to any other person, firm or entity and no further consent is necessary or required to make any of the Assignment of Leases, the Assignment of Contracts or the General Assignment effective.

                    14.8 No Default. Seller is not in default with respect to any of the Leases, nor will Seller be in default thereunder for the requirements of notice or the passage of time, or both.

                    14.9 Hazardous Wastes. There is no asbestos or materials containing asbestos incorporated into any of the Improvements. The Property is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene or to the environmental conditions on, under or about the Property or the Improvements including, but not limited to, soil and groundwater condition. Seller further represents and warrants that neither Seller nor any third party has used, generated, manufactured, stored or disposed of on, under or about the Property or transported to or from the Property any flammable explosives, radioactive materials, hazardous wastes or materials, toxic substances or related materials ("HAZARDOUS MATERIALS"). Seller has no knowledge of the presence, use, treatment, storage, release or disposal of any Hazardous Materials at, on, upon or beneath the Land or the Improvements. For purposes of this Paragraph 14.9, the term "Hazardous Materials" shall include, but not be limited to, asbestos, petroleum and any petroleum by-products, formaldehyde, polychlorinated biphenyls, and any other substance which is a "Hazardous Substance" under California Health and Safety Code Section 25316 and in the regulations adopted and publications promulgated pursuant to said statute and any amendments thereto.

                    14.10 No Notices. Seller has received no notice of (i) any change contemplated in any applicable laws, ordinances, or restrictions, (ii) any judicial or administrative action, (iii) any action by adjacent landowners, or (iv) natural or artificial conditions upon the Property which would prevent, impede, limit or render more costly Buyer's contemplated use of the Property.

                    14.11 Systems. Upon the Close of Escrow, all equipment, heating, air conditioning, plumbing, and electrical systems shall be in good working order and repair.

                    14.12 Licenses and Permits. (i) All licenses, approvals, permits and certificates from all governmental or quasi-governmental authorities with jurisdiction over the Property or from private parties necessary for the construction and development of the Improvements, and for the use and operation of the Property, were obtained prior to such construction, development, use and operation, and are currently possessed by Seller, (ii) the Improvements have been constructed in accordance with (A) all such approvals, licenses, permits and certificates, (B) accepted standards of good materials and workmanship, (C) all covenants, conditions, restrictions, easements and agreements of any kind or nature affecting the Real Property, and (D) the Improvement Plans delivered to Buyer pursuant to Paragraph 7.1.2 above, and (iii) any conditions to any licenses, approvals, permits and certificates for the construction and development of the Improvements have been satisfied. Seller has obtained all easements and rights-of-way (including proof of dedication) required from all governmental authorities having jurisdiction over the Real Property or from private parties for the present use and operation of the Property and to assure vehicular and pedestrian ingress to and egress from the Real Property at all access points currently being used.

                    14.13 Taxes. Other than the amounts disclosed by the tax bills delivered to Buyer by Seller, no other real property taxes, assessments or charges have been or will be assessed against the Real Property for the current tax year. Seller has no knowledge, and Seller has received no notice to the contrary, of any special assessments or charges which have been levied against the Property or which will result from work, activities or improvements done to the Property by Seller. Seller has no knowledge and Seller has received no notice to the contrary of any intended public improvements which will result in any charge being levied against, or in the creation of any lien upon, the Property or any portion thereof.

                    14.14 Utilities. The Improvements are and, as of the Closing Date, shall be connected to and served by water, septic tank system for solid waste and sewage disposal, drainage, telephone, gas, electricity and other utility equipment facilities and services required by law and which are adequate for the contemplated use and operation of the Property, or any portion thereof, and which are installed and connected pursuant to valid permits and are in full compliance with all governmental authorities with jurisdiction. No fact or condition exists which would result in the termination or impairment in the furnishing of utility services to the Improvements prior to the Closing Date. Seller has not received any notice from any individual or entity indicating that any of such facilities are inadequate or are not in good operating condition.

                    14.15 No Prior Transfer. Seller has not previously sold, transferred, or conveyed the Property and Seller has not entered into any executory contracts for the sale of the Property (other than this Agreement), nor do there exist any rights of first refusal or options to purchase the Property.

                    14.16 Soils Defects. There are no defects or conditions of the soil which will impair the contemplated use and operation of the Property, or any portion thereof, the soil condition of the Land is such that it will support all of the Improvements located thereon for their foreseeable life without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations, and the Improvements were constructed in a manner compatible with the soil condition at the time of construction and all necessary excavations, fills, footings, caissons and other installations were provided.

                    14.17 Insurance Notices. Seller has not received any notice from any of Seller's insurance carriers of any defects or inadequacies in the Property, or any portion thereof, which would adversely affect the insurability of the Property or the cost of any such insurance. There are no pending insurance claims with respect to all or any portion of the Property.

                    14.18 FIRPTA. Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, and Seller will furnish the FIRPTA Certificate to Buyer prior to the Close of Escrow in accordance with the terms and provisions of Paragraph 8 hereof.

                    14.19 State Tax Withholding. Seller has read and understands the provisions of Sections 18805, 18815 and 26131 of the Code and hereby represents (i) that (A) Seller is a "resident" of California within the meaning of the Code and the regulations and guidelines of the California Franchise Tax Board promulgated ("FTB") from time to time pursuant thereto ("FTB REGULATIONS") and/or (B) this transaction is not otherwise subject to the withholding requirements of the Code and the Regulations.

                    14.20 Omissions and Misrepresentations. Neither the representations and warranties of Seller nor any other document or written information provided to Buyer by or on behalf of Seller in connection with the transactions contemplated hereby contain any untrue statement of any material fact or omit to state any material fact necessary to make any such statement, warranty, or representation not misleading.

                    14.20 Representations and Warranties at Closing. The representations and warranties of Seller set forth in this Agreement shall be deemed to be remade and restated by Seller on and as of the Close of Escrow.

                15. Indemnity by Seller. Seller hereby agrees, after the Close of Escrow, at its sole cost and expense, to indemnify, protect, defend (with counsel of Buyer's choice), and hold Buyer, its successors and assigns, partners, shareholders, officers and/or directors, from and against any and all claims, demands, damages, losses, liabilities, obligations, penalties, fines, actions, causes of action, judgments, suits, proceedings, costs, disbursements and expenses (including, without limitation, attorneys' and experts' reasonable fees and costs) of any kind or nature whatsoever which may at any time be imposed upon, incurred or suffered by, or asserted or awarded against, Buyer, or its successors and assigns, partners, shareholders, officers and/or directors relating to or arising from (i) the Property or the ownership or operation thereof on or before the Close of Escrow, (ii) the use on or before the Close of Escrow of the Property by any third party, including, without limitation, any invitee or licensee of Seller, (iii) any breach of any covenant, agreement, representation or warranty of Seller contained in this Agreement; (iv) the presence, use, handling, storage, disposal or release on or before the Close of Escrow of Hazardous Materials on, under or about the Property and (v) the violation of any federal, state or local law, ordinance or regulation, occurring or allegedly occurring with respect to the Property prior to the Close of Escrow.

                    The indemnity by Seller herein contained shall survive the Close of Escrow and the recordation of the Grant Deed for a period of three (3) years. Notwithstanding the foregoing three-year limitation, the indemnification regarding the Encroachment set forth in Section 13.7 hereof shall survive the Close of Escrow and the recordation of the Grant Deed in perpetuity.

                  Notwithstanding anything in this Agreement to the contrary, if, in Buyer's good faith belief, Buyer is entitled to indemnification, reimbursement, or payment from Seller hereunder or otherwise under the Stock Purchase Agreement, then in addition to any other remedies which Buyer may have available to it, Buyer shall have the right to set off the entire amount thereof against the amounts, if any, which Buyer shall owe at such time or from time to time thereafter to Seller under the Real Estate Note.

                  16. Damage or Condemnation Prior to Closing.

                      16.1 Material Damage. In the event that prior to the Close of Escrow, the Real Property, or any portion thereof, is destroyed or materially damaged, Buyer shall have the right, exercisable by giving written notice to Seller within seven (7) business days after receipt of written notice of such damage or destruction, either (i) to terminate this Agreement, in which event any documents or moneys, including the Deposit, together with any and all interest earned thereon, in Escrow shall be returned to the party depositing the same, and neither party hereto shall have any further rights or obligations hereunder, or (ii) to accept the Real Property in its then condition and to proceed with the consummation if the transaction contemplated by this Agreement, with an abatement or reduction in the Purchase Price equal to the amount of the deductible for the applicable insurance coverage, and to receive an assignment of all of Seller's rights to any insurance proceeds payable by reason of such damage or destruction. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer's prior written consent, which consent Buyer may withhold in its sole, absolute, and subjective discretion.

                      16.2 Nonmaterial Damage. In the event that prior to the Close of Escrow there is any nonmaterial damage to the Real Property, or any part thereof, Seller shall repair or replace such damage prior to the Close of Escrow. Notwithstanding the preceding sentence, in the event Seller is unable to repair or replace such damage, Seller shall notify Buyer in writing of such fact ("NON-REPAIR NOTICE") and Buyer shall thereafter have the right, exercisable by giving Seller notice within seven (7) business days after receiving the Non-Repair Notice either (i) to terminate this Agreement, in which event any documents or moneys, including the Deposit, together with any and all interest earned thereon, in Escrow shall be returned to the party depositing the same, and neither party hereto shall have any further rights or obligations hereunder, or (ii) to accept the Real Property in its then condition with an abatement or reduction in the Purchase Price equal to the amount of the deductible for the applicable insurance coverage and proceed with the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller's rights to any insurance proceeds payable by reason of such damage or destruction. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer's prior written consent, which consent Buyer may withhold in its sole, absolute and subjective discretion.

                      16.3 Condemnation (Material). In the event that prior to the Close of Escrow, all or any material portion of the Real Property is subject to a taking by a public or governmental authority, Buyer shall have the right, exercisable by giving written notice to Seller within seven (7) business days after receiving written notice of such taking, either (i) to terminate this Agreement, in which event any documents or moneys, including the Deposit, together with any and all interest earned thereon, in Escrow shall be returned to the party depositing the same, and neither party hereto shall have any further rights or obligations hereunder, or (ii) to accept the Real Property in its then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller's rights to any condemnation award or proceeds payable by reason of such taking. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent, which consent Buyer may withhold in its sole, absolute and subjective discretion.

                      16.4 Condemnation (Nonmaterial). In the event that prior to the Close of Escrow, any nonmaterial portion of the Real Property is subject to a taking by any public or governmental authority, Buyer shall accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller's rights to any award or proceeds payable in connection with such taking. In the event of any such nonmaterial taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent, which consent Buyer may withhold in its sole, absolute and subjective discretion.

                      16.5 "MATERIAL". For purposes of this Paragraph 16, damage to the Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if the estimated cost of restoration or repair, as estimated by Buyer in Buyer's sole, absolute, and subjective discretion, of such damage or the amount of the condemnation award with respect to such taking shall exceed Twenty-five Thousand Dollars ($25,000.00).

                      16.6 Notice. Seller agrees to give Buyer prompt written notice of any taking of, proposed taking of, damage to or destruction of the Real Property.

                  17. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered, sent by overnight mail (Federal Express or the like) or sent by registered or certified mail, postage prepaid, return receipt requested, telegraphed, delivered or sent by telex, telecopy, facsimile, fax or cable and shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice, (ii) if sent by overnight mail, the business day following its deposit in such overnight mail facility, (iii) if mailed, four (4) business days after the date of posting by the United States post office, (iv) if given by telegraph or cable, when delivered to the telegraph company with charges prepaid, or (v) if given by telex, telecopy, facsimile or fax, when sent. Any notice, request, demand, direction or other communication sent by cable, telex, telecopy, facsimile or fax must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing.

       To Buyer:          Children's Comprehensive Services of California, Inc.
                          11980 Mount Vernon Avenue
                          Grand Terrace, California 92324
                          Attn: Ms. Amy Harrison
                          Phone No.(909) 783-8400
                          Fax No.(909) 783-7754

       With a copy to:    Best Best & Krieger LLP
                          3750 University Avenue
                          Riverside, California 92502
                          Attn: George M. Reyes, Esq.
                          Phone No. (909) 686-1450
                          Fax No. (909) 686-3083

       To Seller:         BMB Enterprises
                          Post Office Box 2278
                          Riverside, California 92516
                          Attention: Mr. William M. Bosic, Mr. Donald J. Bosic
                                      or Mr. Joseph C. McCoy
                          Phone No. (909) 789-4144
                          Fax No. (909) 788-2572

       With a Copy To:    Stream & Stream, Inc.
                          4201 Brockton Avenue, Suite 200
                          Riverside, California 92501
                          Attention: Kenneth B. Stream, Jr., Esq.
                          Phone No. (909) 276-8444
                          Fax No. (909) 686-4768

       To Escrow          Chicago Title Company
                          560 East Hospitality Lane
                          San Bernardino, California 92408
                          Attention: Ms. Kandy Knotts, Senior Escrow Officer
                                      Re: Escrow No. 8241227-K41
                          Phone No. (909) 384-7857
                          Fax No. (909) 384-7855

                      Notice of change of address shall be given by written notice in the manner detailed in this Paragraph 17. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.

                  18. Brokers. The parties hereto represent and warrant to each other that there are no brokers involved in this transaction. If any claims for brokers' or finders, fees for the consummation of this Agreement arise, then Buyer hereby agrees to indemnify, protect, save harmless and defend Seller from and against such claims if they are based upon any statement, representation or agreement made by Buyer, and Seller hereby agrees to indemnify, protect, save harmless and defend Buyer from and against such claims if they are based upon any statement, representation or agreement made by Seller.

                  19. Fees, Costs, and Expenses. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of covenants and agreements or any inaccuracies in any of the representations and warranties on the part of the other party arising out of this Agreement, then in that event, the prevailing party in such action or dispute, whether by final judgment or out of court settlement, shall be entitled to have and recover of and from the other party all costs and expenses of suit, including actual attorneys' fees. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys' fees (collectively "COSTS") incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys' fees, costs and expenses incurred in the following: (i) post-judgment motions; (ii) contempt proceeding;
(iii) garnishment, levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation.

                  Notwithstanding anything in this Agreement to the contrary, if Buyer is entitled to any amount from Seller under this Paragraph 19, then in addition to any other remedies which Buyer may have available to it to collect such amount, Buyer shall have the right to set off the entire amount thereof against the amounts, if any, which Buyer shall owe at such time or from time to time thereafter to Seller under the Real Estate Note.

                  20. Assignment. Seller may not assign, transfer or convey its rights or obligations under this Agreement without the prior written consent of Buyer, and then only if Seller's assignee assumes in writing all of Seller's obligations hereunder; provided, however, Seller shall in no event be released from its obligations hereunder by reason of such assignment. Buyer, without being relieved of liability hereunder and without obtaining Seller's consent, shall have the right to assign its rights and obligations hereunder or to nominate another person or entity in whom title to the Property shall vest.

                  21. Miscellaneous.

                      21.1 Survival of Covenants. Except as otherwise provided herein, the covenants, representations and warranties of Seller set forth in this Agreement shall survive the recordation of the Grant Deed and the Close of Escrow.

                      21.2 Required Actions of Buyer and Seller. Buyer and Seller agree to execute such instruments and documents and to diligently undertake such actions as may be required in order to consummate the purchase and sale herein contemplated and shall use their best efforts to accomplish the Close of Escrow in accordance with the provisions hereof.

                      21.3 Computation of Time Periods. If the date upon which the Contingency Period expires, the Closing Date or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, state or legal holiday, then such date shall automatically be extended until 5:00 p.m. Pacific Time of the next day which is not a Saturday, Sunday or federal, state or legal holiday.

                      21.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one and the same instrument.

                      21.5 Captions. Any captions to, or headings of, the paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

                      21.6 No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

                      21.7 Exhibits and Schedules. The Exhibits and schedules attached hereto are hereby incorporated herein by this reference for all purposes.

                      21.8 Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

                      21.9 Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

                      21.10 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                      21.11 Fees and Other Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own fees and expenses in connection with this Agreement.

                      21.12 Entire Agreement. This Agreement supersedes any prior agreements, negotiations and communications, oral or written, and contains the entire agreement between Buyer and Seller as to the subject matter hereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party hereto shall be of any effect unless it is in writing and executed by the party to be bound thereby.

                      21.13 Successors and Assigns. Subject to the restrictions set forth in Paragraph 20 hereof, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

                      21.14 Construction. The parties hereto hereby acknowledge and agree that (i) each party hereto is of equal bargaining strength, (ii) each such party has actively participated in the drafting, preparation and negotiation of this Agreement, (iii) each such party has consulted with such party's own, independent counsel, and such other professional advisors as such party has deemed appropriate, relative to any and all matters contemplated under this Agreement, (iv) each such party and such party's counsel and advisors have reviewed this Agreement, (v) each such party has agreed to enter into this Agreement following such review and the rendering of such advice, and (vi) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

                      21.15 Consideration. In the event that this Agreement is canceled by reason of Buyer's disapproval of any of the matters which are subject to Buyer's approval under Paragraph 7.1 hereof, Buyer shall deliver to Seller any and all reports, studies and the like prepared by or for Buyer with respect to the Property; provided, however, that Buyer shall only be obligated to deliver those reports, studies and the like which are freely transferable by Buyer, at no cost or expense to Buyer. Any and all such reports, studies and the like delivered by Buyer to Seller pursuant to this paragraph shall be accepted by Seller (i) "as-is" without any representation or warranty by Buyer, express, implied or statutory, with respect to any matter pertaining thereto, and (ii) subject to the rights of any other party (other than Buyer) with respect thereto. Seller hereby acknowledges and confirms that such obligation constitutes sufficient consideration for Seller's obligations hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                     "BUYER"

Dated: November 30, 1998             CHILDREN'S COMPREHENSIVE SERVICES OF
                                     CALIFORNIA, INC., a California corporation


                                     By:
                                         --------------------------------------
                                     Name:
                                           ------------------------------------
                                     Title:
                                           ------------------------------------


                       {SIGNATURES CONTINUE ON NEXT PAGE]

                                     "SELLER"

Dated:   November 30, 1998           BMB ENTERPRISES,
                                     a California general partnership


                                     By:
                                           ------------------------------------
                                           Donald J. Bosic
                                           Its: General Partner

                                     And:
                                           ------------------------------------
                                           William M. Bosic
                                           Its: General Partner

                                     And:
                                           ------------------------------------
                                           Joseph C. McCoy
                                           Its: General Partner

                          ACCEPTANCE BY ESCROW HOLDER:

                  Chicago Title Company hereby acknowledges that it has received a fully executed original or original executed counterparts of the foregoing Agreement of Purchase and Sale and Joint Escrow Instructions and agrees to act as Escrow Holder thereunder and to be bound by and strictly perform the terms thereof as such terms apply to Escrow Holder.

Dated: ____________________, 1998

                                         CHICAGO TITLE COMPANY



                                         By:
                                            -----------------------------------
                                            Kandy Knotts, Senior Escrow Officer
                                            Its Authorized Agent